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                                                            Exhibit 23(j)(iii)


          CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated January 14, 2005, relating to the financial statements and financial highlights which appear in the November 30, 2004 Annual Report to Shareholders of International Small Company Portfolio and U.S. Micro Cap Portfolio (constituting portfolios within DFA Investment Dimensions Group Inc.) and The Japanese Small Company Series, The Pacific Rim Small Company Series, The United Kingdom Small Company Series and The Continental Small Company Series (constituting portfolios within The DFA Investment Trust Company), which is also incorporated by reference into this Registration Statement.

PricewaterhouseCoopers LLP

Philadelphia, Pennsylvania
October 27, 2005